Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-130763 and Form S-8 No. 333-91192) previously filed by The LGL Group, Inc. of our report dated March 27, 2009, on our audits of the consolidated financial statements of The LGL Group, Inc. as of December 31, 2008 and 2007 and for the years then ended, which report is included in this Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ J.H.COHN LLP

Roseland, New Jersey

March 27, 2009